Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form S-3 of our reports dated February 12, 2025 relating to the financial statements of Bristol-Myers Squibb Company and the effectiveness of Bristol-Myers Squibb Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
October 30, 2025